Filed in the Office of	Business Number E0520632017-7
FVAguilar	Filing Number 20244042428
Secretary of State State Of Nevada	Filed On 5/3/2024 1:22:00 PM
	Number of Pages 2

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Avant Technologies, Inc. Entity or Nevada Business Identification Number (NVID): E0520632017-7
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series B Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Not Applicable
5. Amendment of class or series of stock:	☒ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued.
	☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Series B Preferred Stock of the Corporation be adopted and issued as follows: 1. Designation and Authorized Shares. Please see the Exhibit A.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: 4/5/2024 No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 5/3/2024

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Exhibit A

The Preferred Stock Series B has an aggregate stated value of $1,000,000, where the conversion price is equal to the lesser of $1.00 per share each, on a fully diluted basis, or the volume-weighted average market price (VWAP) of the Company's common stock as traded on the OTC Markets for the most recent 30 days prior to deal closure (the "Conversion Price"). Conversion will include a 4.99% beneficial ownership limitation and a leak out agreement allowing daily sales to not exceed 25% of the total daily volume.